UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

CapitalSource Inc.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

14055X 10 2

(CUSIP Number)

Steven A. Museles Chief Legal Officer CapitalSource Inc. 4445 Willard Avenue, 12th Floor Chevy Chase, MD 20815 (301) 841-2700	James E. Showen, Esq. Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 6, 2007

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 14055X 10 2
SCHEDULE 13D

1.	Name of Reporting Person: John K. Delaney		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 7,643,709[1]

		8.	Shared Voting Power: 353,479

		9.	Sole Dispositive Power: 7,643,709[1]

		10.	Shared Dispositive Power: 353,479

_________________________

1  Includes: (i) options to purchase 2,625,000 Shares that are exercisable within 60 days of the date hereof, and (ii) 8,045 restricted stock units.

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,997,188

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 4.11%

14.	Type of Reporting Person (See Instructions): IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 14055X 10 2

This Amendment No. 4 amends and supplements the Statement on Schedule 13D (the “Statement”), filed with the Securities and Exchange Commission (the “Commission”) on August 18, 2003, subsequently amended and supplemented by Amendment No. 1, filed with the Commission on January 27, 2004, Amendment No. 2, filed with the Commission on February 11, 2004 and Amendment No. 3 filed with the Commission on June 6, 2006, by John K. Delaney (the “Reporting Person”) relating to shares of Common Stock, par value $0.01 per share (“Shares”), of CapitalSource Inc., a Delaware corporation (the “Issuer”). Capitalized terms used herein without definition have the meaning set forth in the Reporting Person’s original Statement.

Item 4. Purpose of Transaction

Item 4 of the Statement is hereby amended by adding the following:

Pursuant to plans for periodic sales of Shares in accordance with rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plans”), the Reporting Person and the Delaney Family Trust dated 12/23/97 (the "Trust") have sold 1,250,000 and 750,000 Shares, respectively, which constitute the total number of Shares covered by the 10b5-1 Plans. The 10b5-1 Plans have now been terminated in accordance with their terms. Sales under the 10b5-1 Plans were subject to certain minimum sale prices and daily trading volume limitations.

Item 5. Interest in Securities of the Issuer

Item 5 is hereby amended by deleting paragraphs (a), (b), (d) and (e) thereof and replacing them as follows, and by adding to paragraph (c) as follows:

(a) As of the date of hereof, the Reporting Person beneficially owns an aggregate of 7,997,188 Shares, which represents 4.11% of the Issuer’s Shares. The Shares beneficially owned by the Reporting Person include: (i) 353,479 Shares held by the Trust, an irrevocable trust for the benefit of the Reporting Person’s children, (ii) options to purchase 2,625,000 Shares that are exercisable within 60 days of the date hereof, and (iii) 8,045 restricted stock units.

(b) As of the date of this report, the Reporting Person has the sole power to vote or direct the voting of, or dispose or direct the disposition of 7,643,709 Shares. The Reporting Person shares power with his mother, the trustee (the “Trustee”) of the Trust, to vote or direct the voting of, or dispose of 353,479 Shares held by the Trust. The Trustee’s address is c/o John K. Delaney, CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, MD 20815. The Trustee is a citizen of the United States, is not presently employed, and has not been involved in any proceeding described in Items 2(d) or (e).

            (c) The Reporting Person and the Trust, through their broker, effected the following transactions during the past sixty days pursuant to the 10b5-1 Plans:

Trade			Trade
Date	Shares	Price	Date	Shares	Price
John K. Delaney			The Trust
6/21/2007	900	24.6500	6/21/2007	1,000	24.6500
	200	25.1000		500	25.0000
	600	25.0600		1,700	24.9900
	800	25.0000		900	24.9600
	200	25.0100		300	24.9700
	2,700	24.9900		1,300	24.6300
	200	24.9800		10,500	24.8000
	1,400	24.9600		1,000	24.8300
	300	24.9700		500	24.7800
	1,400	24.6300		600	24.8100
	8,600	24.8000		800	24.7900
	400	24.8100		1,100	24.7600
	1,900	24.7500		1,200	24.7400
	1,300	24.7600		1,100	24.7500
	1,300	24.6600		1,900	24.6600
	2,700	24.6700		1,700	24.6700
	1,000	24.6800		1,100	24.6800
	1,200	24.6900		1,000	24.6900
	4,100	24.7100		1,600	24.7100
	4,200	24.7000		3,900	24.7000
	4,000	24.7200		1,900	24.7200
	3,500	24.7300		2,100	24.7300
	2,300	24.7400		2,900	24.7700
	1,000	24.7800		600	24.9300
	9,200	24.8600		2,800	24.9100
	7,700	24.8500		500	24.8800
	1,600	24.8800		1,000	24.8900
	4,000	24.8700		2,600	24.8500
	3,100	24.8200		3,400	24.8700
	5,100	24.7900		6,100	24.8600
	5,000	24.8400		2,400	24.8400
	1,800	24.9000		5,300	24.8200
	3,200	24.9100		100	25.1000
	800	24.9300		300	25.0500
	700	24.9200		200	25.0200
	1,600	24.8300		200	25.0600
	4,600	24.7700		100	25.0100
	200	25.0500		200	24.9500
	300	24.9500		200	24.6100
	300	24.6100		300	24.6000
	300	24.6000		100	24.6400
	100	24.6200		100	24.6200
	100	24.8900		300	24.9200
6/25/2007	2,300	24.8900		100	24.9400
	1,200	24.6200		100	24.9000
	500	24.6300	6/25/2007	1,500	24.8900
	500	24.6400		500	24.6200
	200	24.4600		800	24.6100
	1,600	24.5600		400	24.6400
	2,000	24.5700		700	24.5600
	2,200	24.5800		800	24.5700
	1,000	24.5900		1,200	24.5800
	3,100	24.5500		800	24.5900
	10,300	24.5400		3,100	24.5500
	2,700	24.4900		4,400	24.5400
	800	24.4800		1,600	24.4900
	6,800	24.5000		500	24.4800
	4,200	24.5100		5,600	24.5000
	3,900	24.5300		4,900	24.5100
	9,800	24.5200		3,900	24.5300
	2,200	24.4000		5,100	24.5200
	1,500	24.4100		500	24.4000
	2,200	24.2900		400	24.2800
	11,300	24.3000		1,300	24.4100
	400	24.2700		500	24.3600
	4,800	24.3100		8,500	24.3000
	4,100	24.3300		200	24.2700
	5,000	24.3200		800	24.3100
	4,000	24.3400		4,100	24.3300
	4,400	24.3500		2,900	24.3500
	600	24.3600		3,300	24.3400
	300	24.7100		3,000	24.3200
	200	24.7200		200	24.7200
	200	24.4500		400	24.6300
	200	24.4700		200	24.6000
	200	24.6100		1,200	24.2500
	100	24.3700	6/26/2007	500	24.1500
	1,300	24.2500		400	24.3200
6/26/2007	1,000	24.3200		2,100	24.2800
	1,100	24.3700		500	24.2700
	1,900	24.2800		600	24.2900
	600	24.2900		700	24.3000
	600	24.3000		400	24.3100
	500	24.3100		300	24.1700
	300	24.1700		400	24.1600
	5,100	23.9800		500	24.0100
	300	24.1500		700	24.0200
	1,400	24.1600		200	24.1300
	1,200	24.2000		200	24.1400
	400	24.2300		200	24.2100
	700	24.2400		200	24.2200
	900	24.2500		400	24.2300
	1,100	24.2600		400	24.2400
	1,500	24.1300		700	24.2500
	3,600	24.0500		400	24.2600
	1,500	24.0600		300	24.2000
	700	24.1200		300	24.1900
	3,000	24.0800		3,400	24.0600
	1,900	24.0900		900	24.1200
	2,500	24.1000		1,900	24.0700
	1,700	24.1100		1,800	24.0800
	4,800	24.0700		3,300	24.0900
	500	24.0300		3,200	24.1000
	8,600	24.0400		2,000	24.1100
	600	24.0200		800	24.0300
	4,000	24.0000		3,400	24.0400
	900	24.0100		1,200	24.0500
	400	23.9700		2,900	24.0000
	4,200	23.9100		200	23.9400
	400	23.8700		200	23.9500
	900	23.8900		200	23.9700
	25,600	23.8500		1,700	23.9100
	7,300	23.8400		400	23.9300
	4,800	23.8200		3,100	23.9200
	1,000	23.8000		21,000	23.8500
	5,000	23.8100		3,800	23.8400
	11,300	23.8300		2,500	23.8200
	700	23.8600		1,000	23.8000
	200	24.3300		3,500	23.8100
	100	24.1800		3,600	23.8300
	1,300	23.9900		900	23.8600
	100	24.1400		1,100	23.8900
	100	24.2100		200	23.8800
	100	24.2200		1,000	23.8700
	200	24.1900		300	24.3300
	200	23.9300		300	24.3600
	100	23.9400		200	24.1800
	100	23.9500		300	23.9900
	100	23.8800		200	23.9800
	500	23.7900		500	23.7900
6/27/2007	500	24.0200	6/27/2007	300	24.0200
	500	24.0300		200	23.9500
	200	23.9500		400	23.9600
	300	23.9600		700	23.9700
	400	23.9700		1,200	23.9800
	500	23.9800		700	23.9900
	2,500	23.9900		4,300	24.0000
	11,200	24.0000		2,900	24.0100
	4,300	24.0400		2,100	24.0300
	3,500	24.0500		2,400	24.0500
	200	24.0600		400	24.0600
	300	24.1200		200	24.0700
	300	24.1400		200	24.1000
	500	24.1700		400	24.1200
	700	24.1600		200	24.1300
	4,600	24.1500		400	24.1400
	800	24.1800		200	24.1500
	7,800	24.1900		1,100	24.1700
	4,300	24.2000		2,400	24.1600
	1,700	24.2100		3,700	24.1800
	6,700	24.2200		1,000	24.1900
	5,300	24.2300		400	24.2000
	1,500	24.2400		1,200	24.2100
	900	24.2600		2,300	24.2200
	1,400	24.2700		7,300	24.2400
	15,400	24.2500		2,400	24.6000
	700	24.2800		1,800	24.6400
	900	24.2900		1,600	24.6300
	700	24.3000		3,800	24.6500
	200	24.3100		1,500	24.6200
	300	24.3300		1,000	24.6100
	3,600	24.3200		300	24.6600
	200	24.4100		2,000	24.6800
	400	24.5900		3,200	24.6700
	500	24.3800		1,900	24.7000
	1,600	24.4200		1,200	24.7300
	2,600	24.4000		1,500	24.7200
	500	24.4600		1,400	24.7100
	500	24.4700		800	24.6900
	1,200	24.4900		1,300	24.7400
	500	24.5100		300	24.7500
	300	24.5400		700	24.7700
	1,400	24.5600		300	24.7800
	200	24.7800		200	24.7600
	500	24.7700		200	24.5900
	800	24.7400		800	24.5500
	800	24.7000		200	24.5600
	1,000	24.7100		400	24.5400
	1,200	24.7200		200	24.5300
	800	24.7300		200	24.5200
	1,400	24.6000		200	24.4700
	4,300	24.6200		2,600	24.4600
	3,000	24.6100		200	24.4300
	6,900	24.6400		500	24.3800
	1,700	24.6300		700	24.4200
	3,300	24.6500		200	24.4100
	600	24.6600		300	24.3500
	7,000	24.6800		500	24.3300
	1,100	24.6700		500	24.3200
	8,300	24.6900		300	24.3100
	200	24.0100		1,100	24.3000
	100	24.0700		1,300	24.2900
	200	24.1000		1,000	24.2800
	100	24.1100		1,400	24.2700
	100	24.1300		1,200	24.2600
	200	24.3400		5,500	24.2300
	200	24.3500		4,700	24.2500
	200	24.3600		800	24.0400
	100	24.4300		200	24.1100
	400	24.4500		300	24.3400
	200	24.4800		300	24.3600
	200	24.5200		100	24.4800
	100	24.5300		100	24.4900
	100	24.5500		200	24.5000
	100	24.7500	7/2/2007	200	24.6700
	100	24.7600		500	24.6800
	500	24.5800		300	24.6900
	1,600	24.5700		300	24.7000
7/2/2007	200	24.6700		300	24.7100
	900	24.6800		300	24.7200
	200	24.6900		1,300	24.7400
	500	24.7000		1,700	24.7500
	500	24.7200		2,400	24.7600
	2,100	24.7300		1,100	24.7700
	2,600	24.7500		2,600	24.7800
	2,600	24.7600		1,300	24.7900
	700	24.7700		1,600	24.8000
	5,100	24.7800		2,600	24.8100
	4,000	24.7900		3,200	24.8200
	900	24.8000		4,600	24.8300
	4,400	24.8100		400	24.8400
	5,000	24.8200		300	24.8500
	4,800	24.8300		500	24.8600
	1,400	24.8400		500	24.8700
	500	24.8500		800	24.8800
	500	24.8600		500	24.8900
	500	24.8700		1,100	24.9000
	900	24.8800		700	24.9100
	1,000	24.8900		600	24.9200
	1,500	24.9000		500	24.9300
	800	24.9100		1,400	24.9400
	900	24.9200		1,000	24.9500
	500	24.9300		1,500	24.9600
	2,500	24.9400		900	24.9700
	1,600	24.9500		500	24.9800
	2,100	24.9600		700	24.9900
	1,400	24.9700		9,700	25.0000
	500	24.9800		500	25.0100
	2,200	24.9900		500	25.0200
	16,600	25.0000	7/3/2007	1,300	24.7400
	500	25.0200		800	24.7500
7/3/2007	1,700	24.7400		800	24.7600
	1,200	24.7500		400	24.7700
	1,100	24.7600		3,100	24.7800
	400	24.7700		1,800	24.7900
	4,600	24.7800		3,600	24.8000
	3,600	24.7900		2,000	24.8100
	5,800	24.8000		300	24.8200
	2,300	24.8100		200	24.8300
	800	24.8200		200	24.8400
	1,700	24.8300		200	24.8500
	100	24.8400		1,400	24.8600
	100	24.8500		500	24.8700
	1,700	24.8600		200	24.8800
	500	24.8700		200	24.8900
	100	24.8800		800	24.9000
	100	24.8900		200	24.9400
	1,900	24.9000		400	24.9500
	300	24.9400		200	24.9600
	300	24.9500		200	25.0000
	500	24.9600		1,200	25.0100
	200	25.0000		200	25.0200
	1,300	25.0100		500	25.0500
	400	25.0200		200	25.0600
	500	25.0400		400	25.0700
	700	25.0500		100	25.0900
	100	25.0600		100	25.1000
	100	25.0700	7/5/2007	300	24.7400
	300	25.0800		1,300	24.7500
	300	25.0900		400	24.7600
	300	25.1000		2,900	24.7700
7/5/2007	3,000	24.7400		1,500	24.7800
	2,000	24.7600		1,700	24.7900
	4,000	24.7700		2,900	24.8000
	3,000	24.7800		5,700	24.8100
	1,800	24.7900		4,100	24.8200
	8,600	24.8000		1,400	24.8300
	2,600	24.8100		1,100	24.8400
	6,600	24.8200		800	24.8500
	1,600	24.8300		800	24.8600
	1,600	24.8400		200	24.8700
	1,500	24.8500		2,300	24.8800
	1,500	24.8600		800	24.8900
	2,500	24.8700		1,500	24.9000
	2,100	24.8800		700	24.9100
	1,500	24.8900		500	24.9200
	800	24.9000		200	24.9500
	1,100	24.9100		3,000	24.9600
	300	24.9300		500	24.9700
	200	24.9500		800	24.9800
	5,000	24.9600	7/9/2007	800	24.6600
	1,400	24.9700		400	24.6100
	400	24.9800		700	24.6400
7/9/2007	400	24.6800		500	24.6500
	700	24.6700		1,000	24.6200
	700	24.6200		700	24.6300
	800	24.6400		1,100	24.5900
	300	24.6500		1,800	24.5800
	1,200	24.6100		1,400	24.6000
	800	24.6300		600	24.5700
	1,600	24.6000		1,900	24.5200
	2,700	24.5700		1,300	24.5300
	4,800	24.4700		3,500	24.5500
	2,300	24.5800		2,000	24.5600
	2,200	24.5900		3,400	24.5400
	2,300	24.5200		500	24.4300
	1,800	24.5300		2,200	24.4500
	2,900	24.5600		4,900	24.4200
	5,500	24.5500		2,600	24.4400
	2,000	24.5400		900	24.4800
	2,900	24.4100		3,800	24.4600
	300	24.4300		5,400	24.4700
	2,200	24.4200		2,500	24.4900
	4,200	24.4400		300	24.5000
	8,400	24.4500	7/10/2007	4,700	24.2800
	4,100	24.4800		1,800	24.2900
	7,100	24.4600		2,400	24.3000
	300	24.4900		300	24.3100
	3,300	24.5000		400	24.3300
7/10/2007	200	24.3900		800	24.3200
	7,000	24.2800		400	24.2100
	4,700	24.2900		1,500	24.1700
	2,000	24.3000		1,100	24.1800
	1,100	24.3100		1,000	24.1900
	600	24.3200		500	24.2000
	300	24.3300		300	24.1100
	400	24.2300		1,300	24.1200
	200	24.2400		2,600	24.1300
	3,800	24.1700		200	24.1000
	200	24.1800		500	23.9900
	1,700	24.1900		3,000	24.0300
	2,300	24.2000		1,500	24.0000
	800	24.1500		1,300	24.0100
	200	24.1100		1,100	24.0200
	1,000	24.1400		1,000	23.9500
	2,100	24.1300		5,200	23.9100
	700	24.0800		1,100	23.7300
	600	24.0600		2,900	23.8700
	5,900	24.0500		3,500	23.9000
	2,600	23.7700		3,500	23.9200
	1,100	23.7300		1,500	24.3800
	2,500	23.7200		200	24.3900
	500	23.7500		100	24.4000
	700	23.8100		100	24.4100
	3,400	23.8800		100	24.4200
	2,300	23.9100		200	24.4300
	2,700	23.9000		400	24.2300
	4,600	23.9200		100	24.1600
	1,100	23.8900		100	24.1400
	1,000	23.8700		100	24.1500
	4,400	23.9300		100	24.0500
	4,000	23.9400		100	24.0600
	2,200	23.9500		100	24.0700
	2,500	24.0000		200	23.9800
	700	24.0100		800	23.8900
	700	24.0200		400	23.8600
	300	23.9900		300	23.8400
	800	24.0400		300	23.8000
	2,200	24.3800		100	23.7400
	100	24.4000		400	23.7200
	100	24.4100		1,400	23.7700
	300	24.4300	7/11/2007	1,000	23.5000
	100	24.2200		2,000	23.4600
	100	24.1600		3,000	23.3900
	200	24.1200		7,000	23.3700
	100	24.1000		3,100	23.3800
	100	24.0300		5,800	23.4400
	200	23.9800		2,500	23.2600
7/11/2007	700	23.6200		1,400	23.2500
	300	23.5200		1,000	23.2900
	600	23.5500		500	23.3300
	1,000	23.5000		4,200	23.3500
	1,800	23.4600		2,000	23.3600
	12,300	23.3800		900	23.3400
	2,400	23.3700		12,000	23.4000
	8,400	23.3900		3,300	23.4100
	2,800	23.4300		6,600	23.4500
	11,100	23.4500		2,300	23.4300
	6,100	23.4400		2,700	23.4200
	7,300	23.4200		2,000	23.7100
	8,200	23.4100		200	23.7000
	12,100	23.4000		300	23.6200
	800	23.3400		200	23.5200
	2,000	23.3500		200	23.5300
	5,400	23.3300		100	23.5400
	900	23.2900		100	23.5500
	400	23.1900		100	23.5600
	1,400	23.2300		100	23.2300
	800	23.2400		600	23.2400
	4,600	23.1800
	4,900	23.2200
	3,400	23.2100
	6,100	23.2000
	5,400	23.2600
	300	23.2700
	800	23.2500
	2,600	23.1600
	4,300	23.1500
	2,700	23.1400
	1,000	23.1700
	800	23.3600
	2,500	23.7100
	500	23.7000
	300	23.5100
	300	23.5300
	300	23.5400
	300	23.5600
	300	23.5700
	100	23.5800
7/23/2007	200	21.8200
	200	21.8300
	200	21.8400
	400	21.8500
	300	21.8600
	300	21.8700
	300	21.8800
	2,700	21.8900
	1,300	21.9000
	1,300	21.9100
	4,900	21.9200
	6,400	21.9300
	11,200	21.9400
	8,000	21.9500
	3,300	21.9600
	5,700	21.9700
	2,600	21.9800
	3,600	21.9900
	4,700	22.0000
	5,300	22.0100
	1,900	22.0200
	700	22.0300
	900	22.0400
	1,100	22.0500
	5,400	22.1400
	3,800	22.1500
	200	22.1600
	2,400	22.1700
	700	22.1800
	100	22.2700
	400	22.2800
	2,700	22.3200
	2,800	22.3300
	3,100	22.3400
	2,700	22.3500
	1,400	22.3600
	1,200	22.3700
	600	22.3800
	500	22.3900
	700	22.4000
	1,400	22.4100
	400	22.4200
	300	22.4300
	800	22.4400
	400	22.4500
	200	22.4600
	2,400	22.4700
	400	22.4800
	1,100	22.4900
	1,000	22.5000
	2,200	22.5200
	400	22.5300
	400	22.6000
	7,800	22.6100
	600	22.6200
	1,200	22.6300
	400	22.6400
	1,800	22.6500
	2,900	22.6600
	3,900	22.6700
	1,500	22.6800
	1,400	22.6900
	1,200	22.7000
	1,200	22.7100
	400	22.7200
	200	22.7300
	600	22.7700
	100	22.7800
	500	22.7900
	1,800	22.8000
	200	22.8100
	200	22.8200
	200	22.8400
	2,500	22.8800
	800	22.9000
	300	22.9100
	300	22.9200
	300	22.9400

(d) The Reporting Person has sole power to receive or direct the receipt of dividends or proceeds from the sale of such securities as to 7,643,709 Shares. The Reporting Person shares power with the Trustee to receive or direct dividends or proceeds from the sale of such securities as to 353,479 Shares.

(e) On June 6, 2007, the Reporting Person ceased to be a beneficial owner of more than five percent of the outstanding Shares of the Issuer.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ John K. Delaney
John K. Delaney

July 25, 2007